As filed with the Securities and Exchange Commission on January 30, 2026 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

POWER INTEGRATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3065014
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5245 Hellyer Avenue San Jose, California	95138-1002
(Address of principal executive office)	(Zip code)

Amended and Restated 2025 Inducement Award Plan
(Full title of the plan)

Jennifer Lloyd Chief Executive Officer Power Integrations, Inc. 5245 Hellyer Avenue San Jose, California 95138-1002
(Name and address of agent for service)

(408) 414-9200
(Telephone number, including area code, of agent for service)
Copies to:
Amanda N. Urquiza Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☒	Accelerated filer ☐
Non-accelerated filer☐	Smaller reporting company☐
Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering an additional 500,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable to eligible persons under the Registrant’s 2025 Inducement Award Plan. These shares of Common Stock are in addition to the shares of Common Stock registered on the Registrant’s Registration Statement on Form S-8 filed on November 25, 2025 (File No. 333-291784) (the “Prior Registration Statement”). The contents of the Prior Registration Statement are incorporated by reference in this registration statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Power Integrations, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 7, 2025;

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than the portions of these documents not deemed to be filed); and

(3) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-23441) filed with the Commission on December 1, 1997, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 7, 2020.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents, provided that the person acted in good faith and in a manner the person reasonably believed to be in the corporation’s best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful.  The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal.  If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the Registrant’s amended and restated bylaws provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.  The Registrant’s amended and restated bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.  The Registrant’s amended and restated bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions, (4) for any transaction from which the director or officer derived an improper personal benefit, or (5) an officer in any action by or in the right of the corporation.  The Registrant’s amended and restated certificate of incorporation provides that the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions.  A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Further, as permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of its directors and certain executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law.  These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against certain liabilities that may arise by reason of their status or service.

The Registrant has obtained insurance policies under which, within the limits and subject to the limitations of the policies, coverage is provided to the Registrant’s directors and executive officers against certain expenses in connection with the defense of, and certain liabilities arising from claims made by reason of, breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.  The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
4.1	Amended and Restated 2025 Inducement Award Plan.	8-K	000-23441	10.1	1/30/2026
4.2	Form of Restricted Stock Unit Grant Notice and Agreement under the 2025 Inducement Award Plan.	S-8	333-291784	4.2	11/25/2025
4.3	Form of Performance Stock Unit Grant Notice and Agreement under the 2025 Inducement Award Plan.	S-8	333-291784	4.3	11/25/2025
4.4	Form of Long Term Performance Stock Unit Grant Notice and Agreement under the 2025 Inducement Award Plan.	S-8	333-291784	4.4	11/25/2025
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1*	Power of Attorney (contained on signature page hereto).
107*	Filing Fee Table.

*Filed herewith

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on the 30th day of January 2026.

POWER INTEGRATIONS, INC.

By:	/s/	Nancy Erba
Nancy Erba
Chief Financial Officer
(Duly Authorized Officer, Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jennifer Lloyd and Nancy Erba his or her true and lawful attorney-in-fact and agent, with full power of substitution and, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES INDICATED AS OF THE 30TH DAY OF JANUARY 2026.

Signature	Title

/s/ Jennifer Lloyd	President, Chief Executive Officer and Director
Jennifer Lloyd	(Principal Executive Officer)

/s/ Nancy Erba	Chief Financial Officer
Nancy Erba	(Principal Financial and Accounting Officer)

/s/ Balu Balakrishnan	Executive Chairman
Balu Balakrishnan

/s/ Balakrishnan S. Iyer	Lead Independent Director
Balakrishnan S. Iyer

/s/ Wendy Arienzo	Director
Wendy Arienzo

/s/ Nicholas E. Brathwaite	Director
Nicholas E. Brathwaite

/s/ Anita Ganti	Director
Anita Ganti

/s/ Nancy Gioia	Director
Nancy Gioia

/s/ Gregg Lowe	Director
Gregg Lowe

/s/ Ravi Vig	Director
Ravi Vig